SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): July 21, 2020

AXIM BIOTECHNOLOGIES, INC.

(Exact name of registrant as specified in its charter)

Nevada	000-54296	27-4092986
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

45 Rockerfeller Place, 20th Floor, Suite 83 New York, NY 10111	10111
(Address of principal executive offices)	(Zip Code)

(212) 751-0001

(Registrant’s telephone number, including area code)

(Former name if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[   ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[   ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[   ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[   ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements with Certain Officers

(d)

On July 21, 2020, and as more particularly described below in “Item 5.03 – Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year”, the Board of Directors of the Company (the “Board”) amended the Company’s Amended and Restated Bylaws in accordance with the provisions of the Company’s Amended and Restated Bylaws and Articles of Incorporation, as amended, to eliminate the requirement that three (3) of the members of the Board shall be appointed by the holders of the Company’s Series B Preferred Stock (the “Bylaw Amendment”). As reported by the Company in its Current Report on Form 8-K filed on May 12, 2020, the Company repurchased 100% of the outstanding Series B Preferred Stock and as a result there are no shares of Series B Preferred Stock issued and outstanding. The Certificate of Amendment to the Amended and Restated Bylaws of the Company, filed herewith as Exhibit 3.1, provides that the each of the three (3) director positions previously appointed by the holders of the Series B Preferred Stock shall be vacant positions and, upon appointment by the Board, shall hold office until his or her successor is duly elected and qualified by the shareholders or until his or her earlier death, resignation or removal.

Concurrently with the approval of the Bylaw Amendment, the Board, in accordance with the Company’s Bylaws, appointed Peter O’Rourke to fill the newly created vacancy on the Board and serve as a director of the Company, effective July 21, 2020. Pursuant to the Company’s Bylaws, Mr. O’Roarke shall hold office until the next election of directors by the shareholders of the Company.

Mr. O’Rourke’s background includes holding leadership roles in management consulting, private equity, aerospace and operations companies. Mr. O’Rourke’s experience includes leadership in sales, marketing, operations, finance and performance improvement. In 2018, Mr. O’Rourke was appointed Acting Secretary of the U.S. Department of Veterans Affairs after serving as the Chief of Staff and Executive Director for the Office of Accountability and Whistleblower Protection. Before joining the Department of Veterans Affairs, Mr. O’Rouke honorably served as a U.S. Navy enlisted Airman and an Air Force Officer and Logistician. Mr. O’Rourke received a Bachelor of Arts in Political Science from the University of Tennessee in Knoxville as well as a Master of Science in Logistics and Supply Chain Management from the United States Air Force’s Institute of Technology.

There are no arrangements or understandings between Mr. O’Rourke and any other person pursuant to which he was selected as a director of the Company, and Mr. O’Rourke will be granted 750,000 stock options with 250,000 vesting immediately, 250,000 vesting one year after date of grant, and 250,000 vesting two years after date of grant.  There are no plans, contracts or arrangements or amendments to any plans, contracts or arrangements entered into with Mr. O’Rourke in connection with his election to the Board of Directors. Mr. O’Rourke is not a participant in, nor is he to be a participant in, any related-person transaction or proposed related-person transaction required to be disclosed by Item 404(a) of Regulation S-K under the Securities Exchange Act of 1934, as amended.

Item 5.03Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year

On July 21, 2020, the Board unanimously approved amendments to Article III of the Company’s Amended and Restated Bylaws to eliminate the requirement that three of the Company’s seven directors be appointed by holders of the Company’s Series B Preferred Stock. The text of the amendment is attached hereto as Exhibit 3.1.

Item 9.01 Financial Statements and Exhibits.

(d)Exhibits

3.1Amendment to the Amended and Restated Bylaws of the Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AXIM BIOTECHNOLOGIES, INC.
Dated: July 23, 2020	By:	/s/ John W. Huemoeller II
Name: John W. Huemoeller II
Chief Executive Officer